SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 11, 2000


                                  PROXYMED, INC
             (Exact name of registrant as specified in its charter)

          FLORIDA                    000-22052                 65-0202059
          -------                    ---------                 ----------
      (State or other          (Commission File No.)          (IRS Employer
      jurisdiction of                                      Identification No.)
      incorporation)



                                 2555 Davie Road
                                    Suite 110
                          Ft. Lauderdale, Florida 33317
                    (Address of principal executive offices)

                                  954-473-1001
              (Registrant's telephone number, including area code)

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Item 9.  Regulation FD Disclosure.

         ProxyMed, Inc. (the "Company" or "ProxyMed") is furnishing this Current Report on Form 8-K with respect to presentations to be made by management of the Company to certain institutional investors. The presentations will be made during the week of December 11, 2000. Certain of the information that will disclosed in the course of the presentations is set forth in this Report. The furnishing of this information is not intended to constitute a determination by the Company that this information is material or that the dissemination of this information is required by Regulation FD. In addition, the information provided in this Report is presented as of December 11, 2000 and the Company does not assume any obligation to update such information in the future.

FORWARD LOOKING STATEMENT - This document contains forward-looking statements that reflect the Company's current assumptions and expectations regarding future events. While these statements reflect the Company's current judgment, they are subject to risks and uncertainties. Actual results may differ significantly from projected results due to a number of factors, including, but not limited to, the soundness of our business strategies relative to the perceived market opportunities; our ability to successfully develop, market, sell, install and upgrade our clinical and financial transaction services and software applications to physicians, pharmacies, payers, and medical laboratories; our ability to compete effectively on price and support services; and our assessment of the healthcare industry's need to become technology efficient. These factors and other risk factors are more fully discussed in the Company's filings with the Securities and Exchange Commission, which you are strongly urged to read. ProxyMed expressly disclaims any intent or obligation to update any forward-looking statements. When used in this Report, the words "believes," "estimated," "estimates," "expects," "expected," "anticipates," "may" and similar expressions are intended to identify forward-looking statements.

         The Company's current business strategy is to leverage its leadership position in financial and clinical EDI (electronic data interchange) in order to establish ProxyMed as the premier provider of physician connectivity to pharmacies, payers, and medical laboratories. The Company maintains an open electronic network for electronic transactions with no ownership interest in the front-end (i.e., physician practice management software system vendors) or back-end (i.e., pharmacies, payers and laboratories) markets, unlike its competitors. With this strategy, the Company believes that it can better attract both front-end and back-end partners who may be more comfortable doing business with a non-competitive partner.

         Based upon internal projections, the Company expects to generate the following annual consolidated revenues: $32.9 million in 2000; $42.5 million in 2001; $55.0 million in 2002; and $90.0 million in 2003. These estimates are based on an evaluation of the revenue opportunities for each of the Company's product lines: pharmacy services, financial services and lab services. The Company believes that pharmacy services represents the greatest opportunity for growth and the Company anticipates revenues growing from $1.6 million in 2000 to $36 million in 2003; financial services revenues are expected to grow from $8.1 million in 2000 to $16.0 million in 2003; and lab services revenues are expected to grow from $23.2 million in 2000 to $38.0 million in 2003.

         A portion of the Company's recurring revenue model is based upon developing value-added transaction services and driving back-end transactions to pharmacies. The Company believes it has identified a significant growth opportunity for its pharmacy services business gained through market penetration of the pharmacy benefit manager market. If the Company were able to attain just a 10% market share of this 1 billion transaction per year business, after three years, the Company's revenue opportunity for this market is estimated to be between $65 million and $150 million per year, depending upon the per transaction charge. Although the Company believes that it has identified potential growth opportunity in the pharmacy benefit manager market, the Company has not investigated this potential opportunity in sufficient detail to make an assessment as to its ability to penetrate this market. There can be no assurance that the Company would be able to attain 10%, or any percent, of the pharmacy benefit manager market and, accordingly, the impact of potential revenue from this source has not been taken into consideration in any material respect in calculating the revenue projections set forth in the preceding paragraph.

         Based upon internal projections, recurring consolidated Earnings Before Income Taxes, Depreciation, and Amortization ("EBITDA") is expected to be a loss of $3.8 million in 2000; and positive EBITDA of $3.0 million in 2001; $6.7 million in 2002; and $24.4 million in 2003.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   PROXYMED, INC.

                                   By: /s/ Judson E. Schmid
                                      ------------------------------------------
                                   Name: Judson E. Schmid
                                   Title: Executive Vice President, Chief
                                   Financial Officer and Treasurer

Dated: December 11, 2000